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                                                                     EXHIBIT 12

                            AMERICAN AIRLINES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                      1994        1995        1996        1997       1998
                                                      ----        ----        ----        ----       ----
Earnings:
   Earnings from continuing operations
   before income taxes and extraordinary
   loss                                             $   100     $    20     $   956     $ 1,287     $ 1,744

   Add:  Total fixed charges (per below)              1,181       1,282       1,075         995         906

   Less:  Interest capitalized                           21          14          10          19          97
                                                    -------     -------     -------     -------     -------
      Total earnings                                $ 1,260     $ 1,288     $ 2,021     $ 2,263     $ 2,553
                                                    =======     =======     =======     =======     =======
Fixed charges:
   Interest                                         $   441     $   546     $   370     $   297     $   208

   Portion on rental expense representative
   of the interest factor                               736         733         704         697         697

   Amortization of debt expense                           4           3           1           1           1
                                                    -------     -------     -------     -------     -------
      Total fixed charges                           $ 1,181     $ 1,282     $ 1,075     $   995     $   906
                                                    =======     =======     =======     =======     =======

Ratio of earnings to fixed charges                     1.07        1.00        1.88        2.27        2.82
                                                    =======     =======     =======     =======     =======

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